Exhibit 4.2

LOAN AGREEMENT

Dated as of December 1, 2010

Between

MISSISSIPPI BUSINESS FINANCE CORPORATION

and

OLIN CORPORATION

Relating to the issuance of

$42,000,000 (maximum principal amount)
Recovery Zone Facility Revenue Bonds
(Olin Corporation Project),
Series 2010

By

Mississippi Business Finance Corporation

Table of Contents
Page

Article 1 DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 1.1  Definitions
SECTION 1.2  General Rules of Construction
SECTION 1.3  Effect of Headings and Table of Contents
SECTION 1.4  Date of Loan Agreement
SECTION 1.5  Separability Clause
SECTION 1.6  Governing Law
SECTION 1.7  Counterparts
SECTION 1.8  Entire Agreement

1 1 1 2 2 2 2 2 2
Article 2 LOAN OF BOND PROCEEDS SECTION 2.1 Issuance of Bonds SECTION 2.2 Loan of Bond Proceeds SECTION 2.3 Deposits and Withdrawals From Acquisition Fund	3 3 3 3
Article 3 ACQUISITION OF THE BOND-FINANCED FACILITIES

SECTION 3.1  Agreement to Acquire; Cooperation of Issuer
SECTION 3.2  No Warranty; Corporation to Complete Bond-Financed Facilities
SECTION 3.3  Remedies Against Contractors, etc.
SECTION 3.4  Completion of the Bond-Financed Facilities

4 4 4 5 5
Article 4 LOAN TERM AND LOAN PAYMENTS

SECTION 4.1  Loan Term
SECTION 4.2  Basic Loan Payments
SECTION 4.3  Additional Loan Payments
SECTION 4.4  Overdue Payments
SECTION 4.5  Unconditional Obligation of the Corporation
SECTION 4.6  Execution and Assignment of Note
SECTION 4.7  Rights of Bank Under Bank Security Agreement
SECTION 4.8  Rights of Purchaser under Direct Purchaser Security Documents

5 5 5 7 8 8 8 9 9
Article 5 CONCERNING THE BONDS, THE INDENTURE AND THE TRUSTEE

SECTION 5.1  Assignment of Loan Agreement and Loan Payments by Issuer
SECTION 5.2  Redemption of Bonds
SECTION 5.3  Amendment of Bond Documents
SECTION 5.4  The Indenture Funds
        SECTION 5.5  Effect of Full Payment of Indenture Indebtedness
9 9 10 10 10 11

Article 6 REPRESENTATIONS AND COVENANTS

SECTION 6.1  General Representations
SECTION 6.2  Eligibility of Bond-Financed Facilities for Financing
SECTION 6.3  Corporate Existence
SECTION 6.4  Inspection of Records
SECTION 6.5  Advances by Issuer or Trustee
SECTION 6.6  Indemnity of Issuer and Trustee
SECTION 6.7  Compliance with Tax Certificate and Agreement
SECTION 6.8  Compliance with Continuing Disclosure Agreement
SECTION 6.9  Covenants to Purchaser during Direct Purchase Mode
                SECTION 6.10  Benefits Under the Act
                SECTION 6.11  Payment of Taxes; Discharge of Liens
                SECTION 6.10  Maintenance and Insurance

11 11 12 12 14 14 14 14 15 15 15 19 20
Article 7 REMEDIES

SECTION 7.1  Events of Default
SECTION 7.2  Remedies on Default
SECTION 7.3  No Remedy Exclusive
SECTION 7.4  Agreement to Pay Attorneys' Fees and Expenses
SECTION 7.5  No Additional Waiver Implied by One Waiver
SECTION 7.6  Remedies Subject to Applicable Law
SECTION 7.7  Purchaser Agent’s Rights During Direct Purchase Mode

20 20 21 21 21 22 22 22
Article 8 MISCELLANEOUS

SECTION 8.1  Issuer’s Liabilities Limited
SECTION 8.2  Corporate Existence of Authority
SECTION 8.3  Notices
SECTION 8.4  Successors and Assigns
        SECTION 8.5  Benefits of Loan Agreement
22 22 23 23 23 23

Exhibit A Description of Bond Financed Property A-1

Exhibit B The Note B-1

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Loan Agreement”) dated as of December 1, 2010 is entered into by MISSISSIPPI BUSINESS FINANCE CORPORATION, (the "Issuer"), a public corporation organized and existing under the laws of the State of Mississippi (the "State"), and OLIN CORPORATION, a corporation organized under the laws of the State of Virginia (the “Corporation”).

Recitals

This Loan Agreement is being entered into in connection with the Issuer’s issuance of  up to $42,000,000 Recovery Zone Facility Revenue Bonds (Olin Corporation Project), Series 2010 (the “Bonds”), pursuant to a Trust Indenture dated as of December 1, 2010 (the “Indenture”) between the Issuer and U. S. Bank National Association, a national banking association, as trustee (in such capacity, the “Trustee”).  The purpose of this Loan Agreement and of related Financing Documents is described in the recitals to the Indenture.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto covenant, agree and bind themselves as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

Section 1.1 Definitions

For all purposes of this Loan Agreement, except as otherwise expressly provided or unless the context otherwise requires, capitalized terms not otherwise defined herein shall have the meaning assigned in the Indenture.

Section 1.2 General Rules of Construction

For all purposes of this Loan Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) Defined terms in the singular shall include the plural as well as the singular, and vice versa.

(b) The definitions in the recitals to this instrument are for convenience only and shall not affect the construction of this instrument.

(c) All accounting terms not otherwise defined herein have the meanings assigned to them, and all computations herein provided for shall be made, in accordance with generally accepted accounting principles.  All references herein to “generally accepted accounting principles” refer to such principles as they exist at the date of application thereof.

(d) All references in this instrument to designated “Articles”, “Sections” and other subdivisions are to the designated Articles, Sections and subdivisions of this instrument as originally executed.

(e) The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Loan Agreement as a whole and not to any particular Article, Section or other subdivision.

(f) All references in this instrument to a separate instrument are to such separate instrument as the same may be amended or supplemented from time to time pursuant to the applicable provisions thereof.

(g) The term “person” shall include any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization and any government or any agency or political subdivision thereof.

Section 1.3 Effect of Headings and Table of Contents

The Article and Section headings herein and in the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 1.4 Date of Loan Agreement

The date of this Loan Agreement is intended as a date for the convenient identification of this Loan Agreement and is not intended to indicate that this Loan Agreement was executed and delivered on said date.

Section 1.5 Separability Clause

If any provision in this Loan Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 1.6 Governing Law

This Loan Agreement shall be construed in accordance with and governed by the laws of the State of Mississippi.

Section 1.7 Counterparts

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

Section 1.8 Entire Agreement

This Loan Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, including, without limitation, commitments or understandings with respect to such matters.

ARTICLE 2

LOAN OF BOND PROCEEDS

Section 2.1 Issuance of Bonds

Simultaneously with the delivery of this Loan Agreement, the Issuer shall execute and deliver the  Bonds pursuant to the Indenture.  As of the date of delivery of the Bonds, the Outstanding Principal Amount of the Bonds is $1,000,000.  The Outstanding Principal Amounts of the Bonds shall be increased from time to time as described in Section 2.2(b) of this Loan Agreement.

Section 2.2 Loan of Bond Proceeds

(a) The Issuer does hereby loan to the Corporation the Outstanding Principal Amount of the  Bonds on the date of their initial delivery, and the Corporation does hereby borrow such amounts from the Issuer and instruct the Issuer to apply the proceeds of the initial Advances of proceeds of the  Bonds, in accordance with Article 6 of the Indenture.

(b) As additional Advances are made in accordance with the Indenture that increase the Outstanding Principal Amount of the Bonds, the Issuer shall be deemed to have made additional loans to the Corporation with respect to the applicable Series in an amount equal to the amount of such Advances, effective on the date thereof, and the terms and conditions of this Loan Agreement shall apply to the Outstanding Principal Amount of the Bonds, after giving effect to all additional loans made under this subsection (b).

Section 2.3 Deposits and Withdrawals From Acquisition Fund

(a) Future Advances with respect to the  Bonds shall be deposited in the applicable account of the Acquisition Fund or in the Costs of Issuance Fund in accordance with Section 6.8 of the Indenture.

(b) The Corporation may cause withdrawals to be made from the Acquisition Fund for the payment of Acquisition Costs (including reimbursement to the Corporation for any such Costs paid directly by the Corporation), but only (1) if no Loan Default exists and no event has occurred and is continuing which, with notice or lapse of time or both, would constitute a Loan Default and (2) the Corporation delivers to the Trustee a duly completed requisition for each such withdrawal in the form attached as Exhibit 6.10(b) to the Indenture executed by an Authorized Corporation Representative and the Purchaser Agent.

(c) The Corporation may cause withdrawals to be made from the Costs of Issuance Fund to pay Costs of Issuance (including reimbursement to the Corporation for any such Costs paid directly by the Corporation), but only (1) if no Loan Default exists, and (2) the Corporation delivers to the Trustee a duly completed requisition for each such withdrawal in the form attached as Exhibit 6.9(b) to the Indenture executed by an Authorized Corporation Representative and the Purchaser Agent.

ARTICLE 3

ACQUISITION OF THE BOND-FINANCED FACILITIES

Section 3.1 Agreement to Acquire; Cooperation of Issuer

(a) The Issuer shall use proceeds of the Bonds deposited in the Acquisition Fund to pay Acquisition Costs for acquisition and construction of the buildings, structures, equipment and other capital items described in Exhibit A to this Loan Agreement (collectively, the “Bond-Financed Facilities”).

(b) The Corporation shall be solely responsible for the planning and design of the Bond-Financed Facilities, the preparation of contracts and purchase orders for the Bond-Financed Facilities, and the supervision of the work on the Bond-Financed Facilities.  The acquisition and construction of the Bond-Financed Facilities shall be in accordance with all applicable zoning, planning and building restrictions, and the Corporation shall obtain all necessary governmental permits, licenses, certificates, authorizations and approvals necessary therefor and for the operation of the Bond-Financed Facilities.

(c) The Issuer shall, at the request of the Corporation, enter into, assume or accept the assignment of such contracts and purchase orders for the Bond-Financed Facilities as the Corporation shall request in writing.  The Issuer has appointed the Corporation as its agent for acquisition and construction of the Bond-Financed Facilities and does hereby confirm such appointment.  The Corporation, as agent of the Issuer, may enter into, assume or accept the assignment of contracts and purchase orders for the Bond-Financed Facilities.  The obligations of the Issuer under all such contracts and purchase orders (whether entered into directly by the Issuer or by the Corporation as agent of the Issuer) shall be limited as provided in Article 8, and the Issuer’s limited liability shall be plainly and conspicuously stated thereon.  At the request of the Corporation, the Issuer shall execute such instruments or other documents as shall be necessary or appropriate to confirm the Corporation’s status as agent of the Issuer with respect to the acquisition and construction of the Bond-Financed Facilities.

(d) The Issuer will cooperate with the Corporation in good faith in the acquisition  and construction of the Bond-Financed Facilities in order that the Bond-Financed Facilities may be completed and placed in service as soon as practicable.

(e) The Corporation may cause changes or amendments to be made in the plans and specifications for the Bond-Financed Facilities, provided (1) such changes or amendments will not change the nature of the Bond-Financed Facilities to the extent that they would not qualify for financing under the Act, and (2) the Corporation delivers to the Trustee a Favorable Tax Opinion.

Section 3.2 No Warranty; Corporation to Complete Bond-Financed Facilities

(a) The Corporation recognizes that because the plans, specifications and directions for acquiring and constructing the Bond-Financed Facilities have been, or will be, furnished by it, the Issuer makes no warranty, either express or implied, with respect to the Bond-Financed Facilities and does not offer any assurances that the Bond-Financed Facilities will be suitable for the Corporation’s purposes or needs or that the proceeds derived from the sale of the Bonds will be sufficient to pay in full all Acquisition Costs and Costs of Issuance.

(b) If the proceeds derived from the sale of the Bonds are insufficient to pay in full all Acquisition Costs and Costs of Issuance, the Corporation shall complete the acquisition and construction of the Bond-Financed Facilities and pay any remaining Issuance Costs at its own expense.

Section 3.3 Remedies Against Contractors, etc.

If any vendor, contractor or subcontractor shall default under any contract or purchase order in connection with the acquisition or construction of the Bond-Financed Facilities, the Issuer shall follow the written instructions of, and shall cooperate in good faith with, the Corporation in the pursuit of any remedies that may be available under the circumstances.  Upon the written request of the Corporation, the Issuer shall assign to the Corporation all rights of the Issuer under any such contract or purchase order and the Corporation may, in its own name or in the name of the Issuer, pursue any such remedies.

Section 3.4 Completion of the Bond-Financed Facilities

(a) The completion of the Bond-Financed Facilities shall be evidenced by a certificate signed by an Authorized Corporation Representative stating that:

(1) the acquisition and construction of the Bond-Financed Facilities has been completed in accordance with the plans and specifications therefor (including any changes or amendments to such changes pursuant to Section 3.1), and

(2) all amounts due for labor, materials, supplies and other costs incurred in connection with the acquisition and construction of the Bond-Financed Facilities have been paid.

(b) After the delivery of the aforesaid certificate to the Trustee, any money then remaining in the Acquisition Fund shall be applied as provided in the Indenture.

ARTICLE 4

LOAN TERM AND LOAN PAYMENTS

Section 4.1 Loan Term

The term of this Loan Agreement shall begin on the date of the delivery of the Bonds and, unless renewed and extended in accordance with the terms of this Loan Agreement, shall continue until midnight of December 1, 2033.

Section 4.2 Basic Loan Payments

(a) The Corporation shall make payments (“Basic Loan Payments”) to the Trustee, for the account of the Issuer, at times and in amounts as follows:

(1) on or before the last Business Day before each Bond Payment Date, an amount sufficient to pay all Debt Service due on the Bonds due and payable on such Bond Payment Date;

(2) on or before the last Business Day prior to each date fixed for the redemption of Bonds (other than a scheduled mandatory redemption date, for which Basic Loan Payments are required pursuant to Section 4.2(a)(1) above), an amount equal to the redemption price of Bonds to be redeemed on such date; and

(3) Prior to 12:00 noon on each Tender Date, the Corporation shall pay to the Trustee (or to the Purchaser Agent with respect to Bonds in Direct Purchase Mode) an amount equal to the Purchase Price of Bonds to be tendered for purchase on such Tender Date.  Such payments shall be made in funds immediately available at the Office of the Trustee (or of the Purchaser Agent for Bonds in Direct Purchase Mode) on the related Tender Date.

(b) The Corporation shall receive a credit against the Basic Loan Payments as follows:

(1) Investment income and profits deposited or retained in the Debt Service Fund shall be credited against monthly Basic Loan Payments due after receipt of such income and profits as directed by the Corporation.

(2) Remarketing Proceeds in the Bond Purchase Fund on any Tender Date shall be credited against the related Basic Loan Payment due on such Tender Date.

(3) For Bonds secured by a Letter of Credit, money received by the Trustee from a draw on the Letter of Credit with respect to Debt Service due on the related Bond Payment Date shall be credited against the Basic Loan Payment due on such Bond Payment Date.

(4) Money received by the Trustee from a draw on the Letter of Credit with respect to the Purchase Price of Tendered Bonds due on any Tender Date shall be credited against the related Additional Loan Payment due on such Tender Date.

(5) Any other money held by the Trustee and available, under the terms of the Indenture and this Loan Agreement, for the payment of Debt Service on the Bonds shall be credited against Basic Loan Payments as directed by the Corporation.  Such directions must be consistent with any mandatory provision of the Indenture and this Loan Agreement with respect to the required use of such money.

(c) All Basic Loan Payments shall be made in funds immediately available at the Office of the Trustee on the due date of such Payments.

(d) The Corporation acknowledges that (1) Basic Loan Payments required by this Section must be sufficient to pay all Debt Service due and payable on the Bonds as the same matures or comes due and (2) money drawn under the Letter of Credit may not be used to pay Debt Service on Obligor Bonds or Bonds in Direct Purchase Mode.  If on any Bond Payment Date the amount on deposit in the Debt Service Fund is not sufficient to pay Debt Service on the Bonds due and payable on such Date, the Corporation shall immediately deposit the amount of such deficiency in the Debt Service Fund.

(e) For Bonds secured by a Letter of Credit, money on deposit in the Debt Service Fund may be used to reimburse the Bank for draws on the Letter of Credit to pay Debt Service on the Bonds, as provided in Section 8.1 of the Indenture.

(f) Notwithstanding any other provision herein to the contrary, with respect to Bonds in Direct Purchase Mode, the Corporation shall make all payments of Debt Service for such Bonds directly to the Purchaser Agent (as opposed to the Trustee) by wire transfer or other payment arrangements to which the Corporation and the Purchaser Agent shall agree.

Section 4.3 Additional Loan Payments

(a) The Corporation shall make additional payments (“Additional Loan Payments”, and together with the Basic Loan Payments and all other payments by the Corporation pursuant to this Loan Agreement, the “Loan Payments”) as follows:

(1) Within 10 days after receipt by the Corporation of an invoice therefor, the Corporation shall pay to the Trustee (A) the acceptance fee of the Trustee, (B) the normal fees, charges and expenses of the Trustee, and (C) any amount to which the Trustee may be entitled under Section 12.7 of the Indenture.

(2) Within 10 days after receipt by the Corporation of an invoice therefor, the Corporation shall pay to Issuer the reasonable expenses of the Issuer incurred (A) at the request of the Corporation, (B) in the performance of the Issuer’s duties under any of the Bond Documents, (C) in connection with any litigation which may at any time be instituted involving the Bond-Financed Facilities or the Bond Documents, or (D) in the pursuit of any remedies under the Bond Documents.

(3) The Corporation shall pay to the Remarketing Agent the fees and expenses due in accordance with the applicable agreement appointing the Remarketing Agent to serve in such capacity.

(b) The Corporation shall receive a credit against the Additional Loan Payments required by Section 4.3(a)(1) to the extent of any investment income and profits that remain in the Bond Purchase Fund on any Tender Date after reimbursement of the Bank for any amounts due to the Bank under the Credit Agreement that are credited against the related Additional Loan Payment due on such Tender Date.

(c) Money on deposit in the Bond Purchase Fund may be used to reimburse the Bank for amounts due to the Bank under the Credit Agreement, as provided in Section 8.2 of the Indenture.

Section 4.4 Overdue Payments

Any overdue Basic Loan Payment shall bear interest from the related Bond Payment Date until paid at the Post-Default Rate ford overdue Debt Service payments.  Any overdue Additional Loan Payment shall bear interest from the date due until paid at the Post-Default Rate for such Additional Loan Payments specified in the Indenture.

Section 4.5 Unconditional Obligation of the Corporation

The Corporation’s obligation to make the payments required by this Loan Agreement and to perform and observe the other agreements and covenants on its part herein contained shall be absolute and unconditional, irrespective of any rights of set-off, recoupment or counterclaim it might otherwise have against the Issuer or any other Financing Participant.  The Corporation will not suspend or discontinue any such Loan Payment or fail to perform and observe any of its other agreements and covenants contained herein or terminate this Loan Agreement for any cause whatsoever, including, without limiting the generality of the foregoing, (a) failure to complete the Bond-Financed Facilities, (b) any acts or circumstances that may constitute an eviction or constructive eviction, (c) failure of consideration or commercial frustration of purpose, (d) the invalidity of any provision of this Loan Agreement, (e) any damage to or destruction of the Bond-Financed Facilities or any part thereof, (f) the taking by eminent domain of title to, or the use of, all or any part of the Bond-Financed Facilities, (g) any change in the laws or regulations of the United States of America, the State of Mississippi or any other governmental authority, or (h) any failure of any of the Financing Participants to perform and observe any agreement or covenant, whether express or implied, to be performed or observed by them under any of the Bond Documents.

Section 4.6 Execution and Assignment of Note

(a) As evidence of the Corporation’s obligations to make the Basic Loan Payments with respect to the Bonds, the Corporation shall execute and deliver to the Issuer from time to time one or more promissory notes in substantially the form attached as Exhibit C to this Loan Agreement (the “Series 2010 Note”), as follows:

(1) On the date of initial delivery of the Bonds in Direct Purchase Mode and of the related Series 2010 Note, pursuant to this Loan Agreement and the endorsement included within the Series 2010 Note, the Issuer will assign and endorse its rights under such Series 2010 Note to the Purchaser Agent.

(2) If (A) the Purchaser(s) of the Bonds designate a new Purchaser Agent in accordance with the Indenture, whether or not in connection with the commencement of a new Direct Purchase Mode or Direct Purchase Rate Period, or (B) the Bonds are Converted from another Interest Rate Mode to Direct Purchase Mode, the Corporation shall execute and deliver to the Issuer a new Series 2010 Note in order to evidence the Corporation’s obligations to make Basic Loan Payments with respect to the Bonds, after giving effect to such designation or Conversion, and pursuant to this Loan Agreement and the endorsement included within the Series 2010 Note, the Issuer will assign and endorse its rights under such Series 2010 Note to the applicable Purchaser Agent.

(3) On any Conversion Date on which the Bonds are Converted from Direct Purchase Mode to Weekly Rate Mode or Term Rate Mode, the Corporation shall execute and deliver to the Issuer a new Series 2010 Note in order to evidence the Corporation’s obligations to make Basic Loan Payments with respect to the Bonds, after giving effect to such Conversion, and pursuant to this Loan Agreement and the endorsement included within the Series 2010 Note, the Issuer will assign and endorse its rights under such Series 2010 Note to the Trustee.

(b) The Corporation acknowledges that the occurrence of a Loan Default under Section 7.1 shall constitute a default under a Note and that if any such Loan Default exists, the Purchaser Agent or Trustee to which such Note is assigned or endorsed shall be entitled to exercise all rights and remedies afforded by the Indenture and Loan Agreement with respect to such Note.

(c) Any increase in the Outstanding Principal Amount of a Note as the result of additional Advances with respect to the Bonds, as described in Section 2.2 of this Loan Agreement, shall be recorded on the Note by the Purchaser Agent or Trustee, as the case may be; provided, however, that failure of the Purchaser Agent or Trustee to record any Advance shall not in any way compromise, reduce or eliminate in any way the Corporation’s absolute obligations under this Loan Agreement with respect to the full Outstanding Principal Amount of the Bonds or the Series 2010 Note, based upon the actual amount of proceeds loaned by the Issuer to the Corporation with respect thereto.

Section 4.7 Rights of Bank Under Bank Security Agreement

The Issuer and the Corporation acknowledge that a Bank Security Agreement will create certain rights in favor of the Bank with respect to the Bond-Financed Facilities, including without limitation rights relating to maintenance, alteration, disposition and insurance of the Bond-Financed Facilities, and rights to damage or condemnation proceeds.  Nothing contained in this Loan Agreement shall be construed to diminish or impair any such rights of the Bank.

Section 4.8 Rights of Purchaser under Direct Purchaser Security Documents

The Issuer and the Corporation acknowledge that a Direct Purchaser Security Agreement will create certain rights in favor of the Purchaser with respect to the Bond-Financed Facilities, including without limitation rights relating to maintenance, alteration, disposition and insurance of the Bond-Financed Facilities, and rights to damage or condemnation proceeds.  Nothing contained in this Loan Agreement shall be construed to diminish or impair any such rights of such Purchaser or Purchaser Agent.

ARTICLE 5

CONCERNING THE BONDS,

THE INDENTURE AND THE TRUSTEE

Section 5.1 Assignment of Loan Agreement and Loan Payments by Issuer

(a) Simultaneously with the delivery of this Loan Agreement, the Issuer shall, pursuant to the Indenture, assign and pledge to the Trustee all right, title and interest of the Issuer in and to the Loan Payments and the Loan Agreement.  The Corporation hereby consents to such assignment and pledge.

(b) Until all Indenture Indebtedness has been Fully Paid, the Trustee may exercise all rights and remedies herein accorded to the Issuer, and any references herein to the Issuer shall be deemed, with the necessary changes in detail, to include the Trustee; provided, however, that the Issuer shall retain the rights to indemnification and reimbursement of expenses granted to it by this Loan Agreement and provided, further, that:

(1) For Bonds in Direct Payment Mode, all rights and remedies granted to the Trustee under this Loan Agreement shall be granted to and exercisable by the Purchaser Agent, and the Trustee shall have no rights or remedies hereunder, except those as the Purchaser Agent may direct the Trustee to exercise on its behalf; and

(2) For Bonds secured by a Letter of Credit, the Trustee will not exercise any of its remedies under this Loan Agreement without the prior written consent of the Bank (subject to the provisions of Section 15.7 of the Indenture).

Section 5.2 Redemption of Bonds

(a) The Issuer will cause the Trustee to redeem any or all of the Bonds in accordance with the mandatory redemption provisions of the Bonds without any direction from or consent by the Corporation.

(b) If no Loan Default exists, (1) any right of optional redemption with respect to the Bonds may be exercised only upon the written direction of the Corporation and (2) the Corporation may, on behalf of the Issuer, direct the Trustee to effect an optional redemption of Bonds.  The Corporation shall deliver to the Issuer a copy of any such direction.  The Issuer will cooperate with the Corporation in good faith to effect any such optional redemption so directed.

(c) Notwithstanding the provisions of Section 5.2(b), the Corporation shall not be entitled to exercise any right of optional redemption with respect to Bonds in Direct Purchase Mode unless (a) such Bonds, according to their terms, are subject to optional redemption in accordance with directions provided by the Corporation, or (b) the Corporation shall have delivered to the Trustee the prior written consent of the Purchaser of the Bonds being optionally redeemed.

Section 5.3 Amendment of Bond Documents

The Issuer will not cause or permit the amendment of the Bond Documents without the prior written consent of the Corporation.

Section 5.4 The Indenture Funds

(a) If no Loan Default exists, the Issuer shall cause any money held as part of an Indenture Fund to be invested or reinvested by the Trustee in accordance with the terms of the Indenture and the instructions of the Corporation.

(b) The Corporation shall be solely responsible for (1) determining that any such investment of Indenture Funds under the Indenture complies with the arbitrage limitations imposed by Section 148 of the Internal Revenue Code, and (2) calculating the amount of, and making payment of, any rebate due to the United States under Section 148(f) of the Internal Revenue Code.

(c) As security for the performance by the Corporation of the covenants hereunder, the Corporation hereby assigns and pledges to the Issuer, and grants to the Issuer a security interest in, all right, title and interest of the Corporation in and to all money and investments from time to time on deposit in, or forming a part of, the Indenture Funds, subject to the provisions of this Loan Agreement and the Indenture permitting the application thereof for the purposes and on the terms and conditions set forth herein and in the Indenture.  The Corporation acknowledges that the rights of the Issuer created by this Section shall be assigned by the Issuer to the Trustee pursuant to the Indenture.

Section 5.5 Effect of Full Payment of Indenture Indebtedness

(a) After the Indenture Indebtedness is Fully Paid, all references in this Loan Agreement to the Bonds, the Indenture and the Trustee shall be ineffective and neither the Trustee nor the Holders of the Bonds shall thereafter have any rights hereunder, except those rights that shall have theretofore vested.

(b) After all Indenture Indebtedness is Fully Paid, any money or investments remaining in the Indenture Funds shall be delivered to the Corporation.

ARTICLE 6

REPRESENTATIONS AND COVENANTS

Section 6.1 General Representations

The Corporation makes the following representations and warranties as the basis for the undertakings on its part herein contained:

(a) It is a corporation duly organized under the laws of the state of its organization and is not in default under any of the provisions contained in its articles of incorporation or bylaws or in the laws of the state of its organization.

(b) It has the power to consummate the transactions contemplated by the Bond Documents to which it is a party.

(c) By proper corporate action it has duly authorized the execution and delivery of the Bond Documents to which it is a party and the consummation of the transactions contemplated therein.

(d) It has obtained all consents, approvals, authorizations and orders of governmental authorities that are required to be obtained by it as a condition to the execution and delivery of the Bond Documents to which it is a party.

(e) The execution and delivery by it of the Bond Documents to which it is a party and the consummation by it of the transactions contemplated therein will not (1) conflict with, be in violation of, or constitute (upon notice or lapse of time or both) a default under its charter or bylaws, or any agreement, instrument, order or judgment to which it is a party or is subject, or (2) result in or require the creation or imposition of any lien of any nature upon or with respect to any of its properties now owned or hereafter acquired, except as contemplated by the Bond Documents.

(f) The Bond Documents to which it is a party constitute legal, valid and binding obligations and are enforceable against it in accordance with the terms of such instruments, except as enforcement thereof may be limited by (1) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights and (2) general principles of equity, including the exercise of judicial discretion in appropriate cases.

Section 6.2 Eligibility of Bond-Financed Facilities for Financing

(a) The Corporation makes the following representations and warranties regarding the eligibility of the Bond-Financed Facilities for financing under the Act:

(1) The Issuer’s issuance of the Bonds, and the Issuer’s loan of the proceeds of the Bonds to the Corporation in order to provide financing for the Bond-Financed Facilities will help secure to the citizens of the State of Mississippi the benefits of a strengthening economy from increased economic development by inducing industrial enterprises to locate, expand or improve their operations in the State or to remain in the State.

(2) The Corporation is an eligible company and an approved company (both as defined in the Act) and the Project constitutes an economic development project (as defined in the Act).

(b) So long as this Loan Agreement is in effect, the Corporation will not make any use of the Bond-Financed Facilities prohibited by the terms of the Act.

Section 6.3 Corporate Existence

(a) The Corporation will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises.

(b) The Corporation may not consolidate with or merge into any other corporation or transfer its property substantially as an entirety to any person unless:

(1) the corporation formed by such consolidation or into which the Corporation is merged or the person which acquires by conveyance or transfer the Corporation’s property substantially as an entirety (the “Successor”) shall execute and deliver to the Issuer and the Trustee an instrument in form acceptable to the Issuer and the Trustee containing an assumption by such Successor of the performance and observance of every covenant and condition to be performed or observed by the Corporation under this Loan Agreement, the other Bond Documents, the Tax Certificate and Agreement, and to the extent applicable, any Credit Agreement, Bank Security Document or Direct Purchaser Security Document to which the Corporation is a party (all of the foregoing, collectively, the “Assumed Documents”);

(2) immediately after giving effect to such transaction, no Loan Default, or any event which upon notice or lapse of time or both would constitute such a Loan Default, shall have occurred and be continuing;

(3) the Corporation shall have delivered to the Issuer and the Trustee a Favorable Tax Opinion dated the effective date of such consolidation or merger;

(4) either the Corporation or the Successor, within ten (10) days after execution thereof, shall have delivered to the Issuer and the Trustee a true and complete copy of the instrument of dissolution, liquidation, disposition, consolidation or merger;

(5) neither the validity nor the enforceability of the Bonds or any other Assumed Document is adversely affected by the dissolution, liquidation, disposition, consolidation or merger;

(6) no rating on the Bonds, if the Bonds are then rated, is reduced or withdrawn as a result of the dissolution, liquidation, disposition, consolidation or merger; and

(7) the Project remains as described in this Loan Agreement and in compliance with the Act;

(8) any Successor shall be qualified to do business in the State of Mississippi and shall continue to be so qualified throughout the term of this Loan Agreement;

(9) the Issuer shall have delivered to the Trustee a certificate acknowledging receipt of all documents, information and materials required by this Section 6.3; and

(10) the Corporation shall have delivered to the Issuer and the Trustee a certificate executed by an Authorized Corporation Representative and an Opinion of Counsel, each of which shall be dated the effective date of such consolidation, merger, conveyance or transfer and shall state that such consolidation, merger, conveyance or transfer complies with all requirements of this Section and that all conditions precedent herein provided relating to such transactions shall have been complied with.

(c) Upon any consolidation or merger or any conveyance or transfer of the Corporation’s property substantially as an entirety in accordance with this Section, the Successor shall succeed to, and be substituted for, and may exercise every right and power of, the Corporation under this Loan Agreement with the same effect as if such Successor had been named as the Corporation herein.

Section 6.4 Inspection of Records

The Corporation will at any and all times, upon the written request of the Issuer or the Trustee, permit the Issuer or the Trustee by their representatives to inspect the Bond-Financed Facilities and any books, records, reports and other papers of the Corporation relating to the Bond-Financed Facilities.

Section 6.5 Advances by Issuer or Trustee

If the Corporation shall fail to perform any of its covenants in this Loan Agreement, the Issuer or the Trustee may, at any time and from time to time, after written notice to the Corporation if no Loan Default exists, make advances to effect performance of any such covenant on behalf of the Corporation.  Any money so advanced by the Issuer or the Trustee, together with interest at the Post-Default Rate, shall be repaid upon demand.

Section 6.6 Indemnity of Issuer and Trustee

(a) To the extent permitted by law, the Corporation agrees to indemnify the Issuer, the Trustee, and their respective members, directors, officers, employees, attorneys, and agents for, and hold each of them harmless against, any loss, liability or expense (including reasonable attorneys’ fees) incurred without bad faith or willful misconduct on their part, arising out of or in connection with the issuance of the Bonds, the acceptance of their duties and responsibilities under the Bond Documents, or their performance or observance of any agreement or covenant on their part to be observed or performed under the Bond Documents, including without limitation (1) the acquisition or construction of, or other work on, the Bond-Financed Facilities, (2) any injury to, or the death of, any person or any damage to property at the Bond-Financed Facilities, or in any manner growing out of, or connected with, the use, nonuse, condition or occupation of the Bond-Financed Facilities or any part thereof, (3) any damage, loss or destruction of the Bond-Financed Facilities, (4) violation or breach by the Corporation of any contract, agreement or restriction affecting the Bond-Financed Facilities or the use thereof or of any law, ordinance or regulation affecting the Bond-Financed Facilities or any part thereof or the ownership, occupancy or use thereof, (5) the offer and sale of the Bonds or a subsequent sale or distribution of any of the Bonds, (6) the exercise, or failure to exercise, any right, privilege or power of the Issuer or the Trustee under the Bond Documents and (7) the administration of the trust established by the Indenture.

(b) The covenant of indemnity by the Corporation contained in this Section shall survive the termination of this Loan Agreement.

Section 6.7 Compliance with Tax Certificate and Agreement

The Issuer and the Corporation will comply with the covenants and agreements on their part contained in the Tax Certificate and Agreement.

Section 6.8 Compliance with Continuing Disclosure Agreement

The Corporation will comply with the covenants and agreements on its part contained in any Continuing Disclosure Agreement executed in connection with the Bonds.  As of the date of initial delivery of the Bonds, no Continuing Disclosure Agreement is in effect.

Section 6.9 Covenants to Purchaser during Direct Purchase Mode

While Bonds are in Direct Purchase Mode, the Corporation may enter into covenants for the exclusive benefit of the Purchaser of such Bonds (and not for the benefit of the Issuer, the Trustee or any other party).  Such covenants shall be contained separately in a schedule to this Loan Agreement or pursuant to a separate agreement between the Corporation and the Purchaser.  The Corporation and the Purchaser may amend such separate schedule or agreement at any time without notice to or the consent of any other party.

Section 6.10 Benefits Under the Act

(a) The parties hereto acknowledge that the Corporation has been induced to proceed with the acquisition, installation, and equipping of the Project in part by the benefits conferred by the Act regarding credits which may be used to offset certain corporate income tax obligations.  The Issuer hereby agrees that the Corporation shall be permitted to take advantage of all of the benefits provided by the Act to the fullest extent therein set forth subject to the rules and regulations of the Issuer and the provisions of the Act.  The Issuer agrees that it will not take any action to limit, curtail or otherwise make unavailable to the Corporation any of the benefits available under the Act.

(b) With respect to benefits conferred by the Act referenced in Section 6.10 (a) above, the following shall apply:

(1) the maximum benefits accruing in any calendar year with respect to the income tax credit (other than any credits which may be carried forward to future years pursuant to the Act) shall not exceed the payments of the principal of, premium, if any, and interest payments on the Bonds during such year, and the fees and expenses of the Trustee and any other fees and expenses referenced herein.

(2) the deductibility of interest payments on the Bonds shall be determined in accordance with applicable Mississippi law.

(3) the Corporation hereby requests the Trustee to provide the Issuer, not later than ninety (90) days after the end of each calendar year, with a certificate setting forth the amount of all payments made to the Trustee with respect to the Bonds whether for principal, premium, interest or the fees and expenses of the Trustee.

(4) the benefits accruing to the Corporation under this Section 6.10 shall cease in the event:

(i) an Event of Default should occur under this Agreement or an Event of Default should occur under the Indenture and such Event of Default is not waived; or

(ii) the Corporation should fail to operate the Project for a period of nine (9) consecutive months following the initial start up of the Project except for force majeure, strikes, lockouts, damage, destruction, act of God, act of terrorism or in general, reasons beyond the Corporation’s reasonable control excepting, however, general economic conditions.

(5) the Corporation agrees to comply with the terms and provisions of the Act in all respects with respect to the benefits available under the Act.

(6) the benefits or credits available under the Act shall cease to accrue on the date the principal and interest on the Bonds are paid in full whether at maturity or by way of redemption, except for any carry forward available under the Act.

(7) the benefits accruing to the Corporation under this Section 6.10  shall be limited to the amounts payable under this Agreement.

(8) the tax credits allowed as a benefit under the Act shall be further limited so that the credits allowed in any year shall not exceed eighty percent (80%) of the amount of taxes due to the State prior to the application of the credits (as directed in Section 27-7-22.3 of the Mississippi Code of 1972, as amended).  To the extent that the payments of the principal of, premium, if any, and interest payments on the Bonds during any year and the fees and expenses of the Trustee and any other fees and expenses referenced herein exceed the amount of the tax credit authorized by Section 27-7-22.3, in any taxable year, such excess payment may be recouped from excess credits in succeeding years not to exceed three (3) years following the date upon which the credit was earned.

Since the Corporation presently operates a facility in the State, the Project will be deemed to constitute an expansion, and the calculation of the Mississippi income tax against which the RED Act tax credit may be applied shall be made in accordance with the following Rural Economic Development (RED) Guidelines.

(9) Valuation of Expansions.

To determine the percentage of the Corporation's state income tax liability eligible for an income tax credit under the RED program when the Corporation is expanding, the economic tax valuation percentage must be computed. To do this, determine the percentage increase in employment and the percentage increase in capital investment in the State of Mississippi ("State") connected with the Corporation's expansion. Then calculate the economic tax valuation percentage according to the formulas below.

(i) Increase in Employment (Net New Jobs). The determination of net new jobs will be computed as follows:

The existing employment base is identified as the average number of employees reported by the Corporation to the Mississippi Employment Security Commission ("MESC") for the twelve (12) months preceding the month during which the Corporation is induced for financing by the Issuer.

The future employment base will be the average number of employees reported by the Corporation to the MESC each year after the year in which the Corporation is induced for financing by the Issuer.

The percentage of total increased employment is determined by subtracting the existing employment base from the future employment base, dividing the result by the future employment base, and then converting the resulting fraction to a percentage. This percentage will be adjusted each year based on the average number of employees reported by the Corporation to MESC each year.

(ii) Increase in Capital Investment. The determination of increased capital investment will be determined as follows:

The present value of the Corporation's capital assets will equal the value as determined by the tax assessors of the county or counties, as appropriate, where the Corporation's facilities in Mississippi are located.

The value of new fixed assets will equal the cost of the land, building and equipment purchased with bond proceeds or Corporation Equity in connection with the expansion project. Corporation Equity shall consist of money generated from the Corporation's earnings from operations or from investment by the Corporation's owners, including partners, stockholders, members or sole proprietors, as the case may be.

The percentage of the capital investment increase will be determined by dividing the cost of the new fixed assets by the total value of the Corporation's capital assets upon completion as determined by the tax assessors of the counties in which the Corporation has facilities and then converting the resulting fraction to a percentage.

(iii) Economic tax valuation percentage.

Initial Project Eligible for RED Benefits. The economic tax valuation percentage ("ETVP") for the initial project of a company that is granted RED benefits shall be determined by multiplying the percentage of total increased employment by two (2), adding the percentage of increase of capital investment, and then dividing by three (3). The resulting economic tax valuation percentage shall be the percentage of the Corporation's state income tax liability eligible for an income tax credit under the RED program.

Subsequent Projects Eligible for RED Benefits. Effect on prior projects; Calculation of RED Benefits for the Subsequent Project. The intent of this paragraph is for the RED benefits granted for each Corporation project subsequent to the initial project to be calculated independently of and to be unaffected by RED benefits granted for any prior Corporation projects. Prior Corporation projects, however, shall be affected by a subsequent project. A cap is placed on the economic tax valuation percentage for the prior project using the facts in existence as of the date of inducement for the subsequent project.

Capping the Economic Tax Valuation for the Prior Project. The Economic Tax Valuation Percentage ("ETVP") of the prior project shall be capped as of the date of inducement for the subsequent project. This shall be the upper limit of the ETVP for the prior project from that date forward. To calculate the prior projects ETVP on the date of inducement for the subsequent project, the formula stated in paragraphs 1 and 2 above shall be used. In the event the average 12 month employment level at the Corporation should ever decrease below the base level of employment ("BLE"), the ETVP for the prior project shall be recalculated using the decreased level of employment. The base level of employment ("BLE") is identified as the average number of employees reported by the Corporation to the MESC for the twelve (12) months preceding the month during which the Corporation is induced for financing by the Issuer for the subsequent project. The ETVP for the prior project shall be recalculated in each subsequent year in which average employment for the 12 month measuring period is equal to or less than the BLE. For any subsequent year in which employment exceeds the BLE, the ETVP shall equal the cap established on the inducement date of the subsequent project.

Calculation of RED Benefits for the Subsequent Project. To determine the Economic Tax Valuation Percentage for the subsequent project, the following formula shall apply.

a. Increase in Employment (Net New Jobs). The determination of net new jobs for a subsequent project will be computed as follows:

i. The future employment base will be the average number of employees reported by the Corporation to the MESC each year after the year in which the Corporation is induced for financing by the MBFC for the subsequent project.

ii. The percentage of total increased employment is determined by subtracting the BLE  from the future employment base, dividing the result by the future employment base, and then converting the resulting fraction to a percentage. This percentage will be adjusted each year based on the average number of employees reported by the Corporation to MESC each year. In the event that employment should equal or be less than the BLE, the Net new jobs percentage shall be zero.

b. Increase in Capital Investment. The determination of increased capital investment will be determined as follows:

i. The present value of the Corporation's capital assets will equal the value as determined by the tax assessors of the county or counties, as appropriate, where the Corporation's facilities in Mississippi are located. Use the assets in existence on the date of inducement of the subsequent project, including any assets connected with prior projects for which RED benefits were granted.

ii. The value of new fixed assets will equal the cost of the land, building and equipment purchased with bond proceeds or Corporation Equity in connection with the subsequent project. Corporation Equity shall consist of money generated from the Corporation's earnings from operations or from investment by the Corporation's owners, including partners, stockholders, members or sole proprietors, as the case may be.

iii. The percentage of the capital investment increase will be determined by dividing the cost of the new fixed assets by the total value of the Corporation's capital assets upon completion as determined by the tax assessors of the counties in which the Corporation has facilities and then converting the resulting fraction to a percentage.

c. Economic tax valuation percentage.  The economic tax valuation percentage for the subsequent project of a company that is granted RED benefits shall be determined by multiplying the percentage of total increased employment by two (2), adding the percentage of increase of capital investment, and then dividing by three (3). The resulting economic tax valuation percentage shall be the percentage of the Corporation's state income tax liability eligible for an income tax credit for the subsequent project under the RED program. This figure shall be recalculated annually using the employment figures reported to the MESC for the previous 12 months.

The Issuer makes no warranty or guaranty concerning the availability or application of the benefits granted or earned by the Corporation under this Section 6.10 or the Act.

Section 6.11 Payment of Taxes; Discharge of Liens

The Corporation shall (a) pay, or make provision for payment of, all lawful taxes and assessments, including income, profits, property or excise taxes, if any, or other municipal or governmental charges, levied or assessed by any federal, state or municipal governmental or political body, upon the Issuer with respect to the payments due hereunder when the same shall become due; and (b) pay or cause to be satisfied and discharged or make adequate provision to satisfy and discharge, within 60 days after the same shall accrue, any lien or charge upon the amounts paid hereunder and all lawful claims or demands for labor, materials, supplies or other charges which, if unpaid, might be or become a lien thereon; provided that, if the Corporation shall first notify the Trustee of its intention so to do and shall furnish to the Trustee an Opinion of Counsel to the effect that, by nonpayment of any such items, the lien of the Indenture as to the amounts payable hereunder will not be materially endangered, the Corporation may in good faith contest any such lien or charge or claims or demands in appropriate legal proceedings and, in such event, may permit the items so contested to remain undischarged and unsatisfied during the period of such contest and any appeal therefrom.  The Issuer, at the expense of the Corporation, shall cooperate fully with the Corporation in any such contest.  The parties acknowledge that the Project will be subject to ad valorem taxation unless the appropriate local taxing authorities (County and, if applicable, City governing bodies) agree that the Project will be exempt in whole or in part from such taxes.

Section 6.12 Maintenance and Insurance

The Issuer shall have no liability for any costs and expenses of operating, maintaining and insuring the Project.

ARTICLE 7

REMEDIES

Section 7.1 Events of Default

Any one or more of the following shall constitute an event of default (a “Loan Default”) under this Loan Agreement (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of (i) any Basic Loan Payment when such Basic Loan Payment becomes due and payable or (ii) any Additional Loan Payment with respect to the Purchase Price of Tendered Bonds when such Additional Loan Payment becomes due and payable; or

(b) an Act of Bankruptcy by the Corporation; or

(c) default in the performance, or breach, of any covenant or warranty of the Corporation in this Loan Agreement (other than a covenant or warranty, a default in the performance or breach of which is elsewhere in this Section specifically dealt with), and the continuance of such default or breach for a period of 30 days after there has been given, by registered or certified mail, to the Corporation and the Bank by the Issuer or by the Trustee a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” hereunder; or

(d) the occurrence of an event of default, as therein defined, under the Indenture, and the expiration of the applicable grace period, if any, specified therein.

Absent a change in Governmental Requirements applicable to Continuing Disclosure Agreements, any Continuing Disclosure Agreement executed in connection with the Bonds will contain the exclusive remedies for breach by the Corporation of the covenants on its part contained in such agreement, and no such breach shall constitute a Loan Default or an event of default under any other Bond Document.

Section 7.2 Remedies on Default

If a Loan Default occurs and is continuing, the Issuer (or the Trustee, as provided in the Indenture) may exercise any of the following remedies:

(a) declare all Basic Loan Payments to be immediately due and payable in an amount not to exceed the principal amount of all Outstanding Bonds, plus the redemption premium (if any) payable with respect thereto, plus the interest accrued thereon to the date of such declaration;

(b) declare the principal of the Pledged Note to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, anything in this Loan Agreement or in the Pledged Note to the contrary notwithstanding;

(c) declare all Additional Loan Payments to be due and payable immediately; and

(d) take whatever legal proceedings may appear necessary or desirable to collect the Loan Payments then due, whether by declaration or otherwise, or to enforce any obligation or covenant or agreement of the Corporation under this Loan Agreement, under a Bank Security Document, a Direct Purchaser Security Document or under applicable law.

Section 7.3 No Remedy Exclusive

No remedy herein conferred upon or reserved to the Issuer or the Trustee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Loan Agreement or now or hereafter existing at law or in equity or by statute.  No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof but any such right or power may be exercised from time to time and as often as may be deemed expedient.

Section 7.4 Agreement to Pay Attorneys' Fees and Expenses

If the Corporation should default under any of the provisions of this Loan Agreement and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of payments due under this Loan Agreement or the enforcement of performance or observance of any agreement or covenant on the part of the Corporation herein contained, the Corporation will on demand therefor pay to the Issuer or the Trustee (as the case may be) the reasonable fee of such attorneys and such other expenses so incurred.

Section 7.5 No Additional Waiver Implied by One Waiver

In the event any agreement contained in this Loan Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

Section 7.6 Remedies Subject to Applicable Law

All rights, remedies and powers provided by this Article may be exercised only to the extent the exercise thereof does not violate any applicable provision of law in the premises, and all the provisions of this Article are intended to be subject to all applicable mandatory provisions of law which may be controlling in the premises and to be limited to the extent necessary so that they will not render this Loan Agreement invalid or unenforceable.

Section 7.7 Purchaser Agent’s Rights During Direct Purchase Mode

Notwithstanding any other provision of this Loan Agreement to the contrary, with respect to all Note issued with respect to Bonds the Direct Purchase Mode, all rights and remedies granted to the Trustee under this Loan Agreement with respect to such Note shall be granted to and exercisable by the Purchaser Agent, and the Issuer and Trustee shall have no rights or remedies under this Loan Agreement, except those that the Purchaser Agent may direct the Issuer or Trustee to exercise on its behalf.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Issuer’s Liabilities Limited

(a) The covenants and agreements contained in this Loan Agreement and in any contract, purchase order or other agreement entered into pursuant to this Loan Agreement shall never constitute or give rise to a personal or pecuniary liability or charge against the general credit of the Issuer, and in the event of a breach of any such covenant or agreement, no personal or pecuniary liability or charge payable directly or indirectly from the general assets or revenues of the Issuer shall arise therefrom.  Nothing contained in this Section, however, shall relieve the Issuer from the observance and performance of the covenants and agreements on its part contained herein.

(b) No recourse under or upon any covenant or agreement of this Loan Agreement or of any contract or other agreement entered into pursuant to this Loan Agreement shall be had against any past, present or future incorporator, officer or member of the governing body of the Issuer, or of any successor corporation, either directly or through the Issuer, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that this Loan Agreement is solely a corporate obligation, and that no personal liability whatever shall attach to, or is or shall be incurred by, any incorporator, officer or member of the governing body of the Issuer or any successor corporation, or any of them, under or by reason of the covenants or agreements contained in this Loan Agreement.

(c) The liability of the Issuer for the payment of any money due under any contract or purchase order entered into by it, or for any other costs incurred in connection with the acquisition, construction or improvement of, or other work on, the Bond-Financed Facilities shall be limited solely to (1) the available proceeds of the Bonds, if and when issued for the Bond-Financed Facilities, (2) any money made available to the Issuer for such purpose by the Corporation, and (3) any revenues or other receipts derived by the Issuer from the Bond-Financed Facilities, subject to prior encumbrances.  The limited liability of the Issuer shall be plainly and conspicuously stated on each such contract or purchase order.

Section 8.2 Corporate Existence of Issuer

The Issuer shall not consolidate with or merge into any other corporation or transfer its property substantially as an entirety, except as provided in Section 10.6 of the Indenture.  Upon any consolidation or merger or any conveyance or transfer of the Issuer's property substantially as an entirety in accordance with such Section, the surviving person shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Loan Agreement with the same effect as if such surviving person had been named as the Issuer herein.

Section 8.3 Notices

(a) Any request, demand, authorization, direction, notice, consent, or other document provided or permitted by this Loan Agreement to be made upon, given or furnished to, or filed with, the Issuer, the Corporation, the Trustee, the Bank or the Purchaser Agent must (except as otherwise expressly provided in this Loan Agreement) be in writing and be delivered by one of the following methods:  (1) by personal delivery at the hand delivery address specified pursuant to Section 17.1 of the Indenture, (2) by first-class, registered or certified mail, postage prepaid, addressed as specified pursuant to Section 17.1 of the Indenture, or (3) if facsimile transmission facilities for such party are identified in Section 17.1 of the Indenture or pursuant to a separate notice from such party, sent by facsimile transmission to the number specified in Section 17.1 of the Indenture or in such notice.  Any of such parties may change the address for receiving any such notice or other document by giving notice of the change to the other parties named in this Section.

(b) Any such notice or other document shall be deemed delivered when actually received by the party to whom directed (or, if such party is not an individual, to an officer, partner or other legal representative of the party) at the address or number specified pursuant to this Section, or, if sent by mail, 3 days after such notice or document is deposited in the United States mail, addressed as provided above.

Section 8.4 Successors and Assigns

All covenants and agreements in this Loan Agreement by the Issuer or the Corporation shall bind their respective successors and assigns, whether so expressed or not.

Section 8.5 Benefits of Loan Agreement

Nothing in this Loan Agreement, express or implied, shall give to any person, other than the parties hereto and their successors hereunder, the Trustee, the Holders or Purchasers of Bonds and the Bank, any benefit or any legal or equitable right, remedy or claim under this Loan Agreement.

[Remainder of this page intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written on the cover page hereof.

(SEAL)                                                                           MISSISSIPPI BUSINESS FINANCE

CORPORATION

Attest

/s/ Cindy S. Carter                                                                           By: /s/ William T. Barry

Secretary                                                                               Executive Director

OLIN CORPORATION

Attest

/s/ Cathy Stanton                                                                           By: /s/ Stephen C. Curley

Title: Secretary to Chairman, President & CEO                        Title: /s/ Vice President and Treasurer

[Signature page of Loan Agreement]

EXHIBIT A

Description of Bond-Financed Facilities

The Bond-Financed Facilities subject to this Loan Agreement include the following components:

1.           Buildings and Structures.  The following buildings and structures to be constructed, altered or improved on the real property described above:

One or more buildings containing approximately 480,000 square feet located on approximately 140 acres of land in the Lafayette County Industrial Park in Lafayette County, Mississippi and will be located south of County Road 166 on the West side of the Mississippi Central Railroad line.

2.           Personal Property and Fixtures.  The following personal property and fixtures to be acquired and installed on the real property described above:

Ammunition manufacturing equipment including shell case, bullet and loading equipment.

                    A-1

                      EXHIBIT B
FORM OF SERIES 2010 NOTE

THIS SERIES 2010 NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW (OR ANY SUCH SIMILAR SUBSEQUENT LEGISLATION) AND IS SUBJECT TO SIGNIFICANT TRANSFER RESTRICTIONS, AS SET FORTH HEREIN.

No. R-______	$42,000,000

OLIN CORPORATION
Series 2010 Note

OLIN CORPORATION, a Virginia corporation (the “Corporation”), for value received, hereby promises to pay to Mississippi Business Finance Corporation, a Mississippi public corporation (the “Issuer”) or its assigns, amounts corresponding to the Basic Loan Payments as and when due under the Loan Agreement described below with respect to the Bonds described below, as provided in Section 4.2 of such Loan Agreement.

The Issuer has issued its $42,000,000 Recovery Zone Facility Revenue Bonds (Olin Corporation Project), Series 2010 (the “Bonds”) for the benefit of the Corporation pursuant to a Trust Indenture dated as of December 1, 2010 (as hereafter supplemented, the “Trust Indenture”) between the Issuer and U. S. Bank National Association, a national banking association, as trustee (the “Trustee”).  Capitalized terms not otherwise defined herein shall have the meanings assigned in the Trust Indenture.

Pursuant to a Loan Agreement dated as of December 1, 2010 (as hereafter supplemented, the “Loan Agreement”) between the Issuer and the Corporation, the Issuer has loaned the proceeds of the Bonds to the Corporation, and the Corporation has agreed to make loan payments at times and in amounts sufficient to pay principal, premium (if any) and interest on the Bonds and to pay the Purchase Price of Bonds tendered in accordance with the optional or mandatory tender provisions of the Trust Indenture.  This note (the “Series 2010 Note”) is issued in order to evidence the Corporation’s payment obligations under the Loan Agreement with respect to the Bonds.  Pursuant to the Trust Indenture and the endorsement below, the Issuer has assigned to the Trustee its rights under the Loan Agreement and this note.

This note is one of a series of notes (collectively, the “Series 2010 Note’) authorized to be issued under the Loan Agreement as evidence of the Corporation’s obligations with respect to the Bonds.

The payments due on this note shall correspond to the Basic Loan Payments due under the Loan Agreement with respect to the Bonds.  The terms of payment of principal, premium and interest with respect to the Bonds (and the corresponding Basic Loan Payments under the Loan Agreement with respect to the Bonds) are hereby adopted by reference and made a part of this note as if set out herein in full.  The outstanding principal amount of the Bonds shall be deemed to be the outstanding principal amount of this note.

This note and any other Series 2010 Note may be modified, amended, cancelled or replaced only in accordance with the terms and conditions of the Trust Indenture and Loan Agreement.

In the manner and with the effect provided in the Trust Indenture, Series 2010 Note shall be subject to redemption prior to maturity at the times and in the amounts specified for Bonds issued under the Trust Indenture.  Series 2010 Note shall be deemed “fully paid” to the same extent that the Bonds are deemed “fully paid” under the terms of the Trust Indenture.  Series 2010 Note that have been redeemed prior to maturity or deemed “fully paid” shall cease to be entitled to the benefits of the Trust Indenture and shall cease to bear interest from and after the date of such redemption or provision for payment.

If an Event of Default shall occur under the Trust Indenture, the principal of Series 2010 Note  then outstanding may become or be declared due and payable in the manner and with the effect provided in the Trust Indenture.

The holders of the Series 2010 Note shall have no right to enforce the provisions of the Trust Indenture, or to institute any action to enforce the covenants therein, or to take any action with respect to any default thereunder, or to institute, appear in or defend any suit or other proceeding with respect thereto, except as provided in the Trust Indenture.

This note shall be registered on the register to be maintained by the Corporation for that purpose at the principal office of the Trustee, and this note shall be transferable only upon said register at said office by the registered owner or by his duly authorized attorney.  Such transfer shall be without charge to the holder hereof, but any taxes or other governmental charges required to be paid with respect to the same shall be paid by the holder requesting such transfer as a condition precedent to the exercise of such privilege.  Upon any such transfer, the Corporation shall execute and the Issuer shall endorse and deliver in exchange for this note a new note registered in the name of the transferee.

The Corporation, the Trustee, and any Note registrar may deem and treat the person in whose name this note is registered as the absolute owner hereof for all purposes; and none of the Corporation, the Trustee or any Note registrar shall be affected by any notice to the contrary.  All payments made to the registered owner hereof shall be valid and, to the extent of the sum or sums so paid, effectual to satisfy and discharge the liability for money payable on this note.

Copies of the Trust Indenture, the Loan Agreement, and the Bonds are on file at the principal office of the Trustee.

This note may not be transferred to any person other than A HOLDER OR PURCHASER of the Bonds, or a trustee or other legal representative for such Holder or PURCHASER.

IN WITNESS WHEREOF, the Corporation has executed and delivered this note in accordance with the Loan Agreement.

Dated:  _________, 2010.

OLIN CORPORATION

Attest:                                                                By:

Name:                                                                Name:

Title:                                                                Title:

[S E A L]

PAY TO THE ORDER OF FULL NAME OF TRUSTEE IN ITS CAPACITY AS TRUSTEE UNDER THE TRUST INDENTURE REFERENCE HEREIN, WITHOUT RECOURSE:

MISSISSIPPI BUSINESS FINANCE

CORPORATION

Attest:                                                                By:

Its Secretary                                                                           Its Executive Director

[S E A L]

The Outstanding Principal Amount of this Series 2010 Note is as indicated below.
Amount of Advance	Date of Advance	Outstanding Principal Amount	Signature of Payee

B-1